Exhibit 99.1

Arxis Reports Second Quarter 2026 Results; Raises Full-Year 2026 Guidance

BLOOMFIELD, Conn., July 29, 2026 – Arxis, Inc. (NASDAQ: ARXS) (the “Company” or “Arxis”), a leading designer and manufacturer of proprietary, mission-critical electronic and mechanical engineered components, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights (all comparisons against the second quarter of 2025, unless otherwise noted):

·
Revenue of $501 million, up 25%
·
Net loss of $(5) million, compared to $(29) million; net loss margin of -1.0%, compared to -7.3%
·
Diluted loss per share of $(0.01)
·
Adjusted EBITDA(1) of $211 million, up 38%; Adjusted EBITDA margin(1) improved by 390 bps to 42.2%
·
Adjusted Net Income(1) of $113 million, up 726%
·
Adjusted Diluted Earnings Per Share(1) of $0.28
·
Net cash provided by operating activities of $138 million, up 188%; Free Cash Flow(1) of $127 million, up 261%

Raising Full-Year 2026 Guidance (all comparisons against prior guidance midpoint, unless otherwise noted):

·
Revenue range of $1,960 to $1,980 million, representing a 5% increase
·
Adjusted EBITDA(1) range of $790 to $800 million, representing a 10% increase
·
Adjusted EBITDA margin(1) of approximately 40.4%, an increase of 160 bps

“We continued to execute our disciplined, repeatable acquisition strategy during the quarter with the acquisition of MagCanica and the announced acquisition of Omnetics. Today, we also completed the acquisition of Blue Line Engineering, further expanding our portfolio of highly engineered, mission-critical businesses and strengthening our precision sensing capabilities,” said Kevin Perhamus, President and Chief Executive Officer of Arxis.

“Operationally, revenue increased 25% year-over-year, including 21% organic growth, reflecting broad-based demand across our end markets, new business wins, favorable pricing realization, and continued momentum across both of our segments. Adjusted EBITDA(1) increased 38% year-over-year to $211 million, while Adjusted EBITDA margin(1) expanded 390 basis points to 42.2%. Margin expansion reflected the benefits of volume growth, disciplined pricing execution, ongoing productivity initiatives, and the operating leverage of our business model.”

“Our focus continues to be supporting our customers, investing in new business opportunities, expanding our content on existing and next-generation platforms, integrating acquired businesses, and executing our long-term value creation strategy. Given our strong first-half performance and improved visibility into the second half of the year, supported by secured purchase orders, completed acquisitions, and continued strength in underlying demand, we are raising our full-year guidance.”

(1) Additional detail on non-GAAP financial measures, including reconciliations, is provided in the appendix.

Second Quarter 2026 Unaudited Condensed Consolidated Results

	Three Months Ended June 30,
(Dollars in millions, except per share amounts)	2026	2025	Change
Revenue	$501	$400	25%
Net loss	$(5)	$(29)	NM
Net loss margin	(1.0)%	(7.3)%	NM
Diluted loss per share	$(0.01)	N/A	N/A
Adjusted EBITDA(1)	$211	$154	38%
Adjusted EBITDA margin(1)	42.2%	38.4%	390 bps
Adjusted Net Income(1)	$113	$14	726%
Adjusted Diluted Earnings Per Share(1)	$0.28	N/A	N/A
Net cash provided by operating activities	$138	$48	188%
Free Cash Flow(1)	$127	$35	261%

NM = not meaningful due to the small prior-year comparison base.

Revenue of $501 million increased 25% year-over-year, including 21% organic growth, reflecting broad-based strength across all of our key end markets. Both the Electronic Components and Mechanical Components segments delivered growth during the quarter, driven by strong demand in Defense & Space and continued favorable trends in Commercial Aerospace and Industrial Technology.

Net loss of ($5) million improved by $24 million year-over-year, with net loss margin of -1.0% compared to -7.3% in the prior-year period. The year-over-year improvement reflected stronger operating performance, while net income was offset by share-based compensation expense associated with the Company's initial public offering.

Adjusted EBITDA(1) increased 38% year-over-year to $211 million, while Adjusted EBITDA margin(1) expanded 390 basis points to 42.2%. The margin expansion was driven by strong operating leverage on higher volumes, favorable pricing realization, and continued execution of productivity and cost management initiatives.

Recent Acquisition Activity

As previously announced, Arxis completed the acquisition of MagCanica, LLC ("MagCanica") on June 1, 2026. MagCanica is a designer and manufacturer of non-contact, high-precision torque sensors that operate under extreme conditions.

Separately, on June 2, 2026, Arxis entered into a definitive agreement to acquire Omnetics Connector Corporation ("Omnetics"), a leading designer and manufacturer of proprietary high-reliability Micro-D-Sub and Nano-D-Sub connectors and interconnect systems used in critical defense and space, commercial aerospace, and medical applications. The transaction remains subject to customary regulatory approvals and closing conditions and is expected to close during the third quarter of 2026.

Subsequent to quarter end, on July 29, 2026, Arxis completed the acquisition of Blue Line Engineering Co. ("Blue Line"), a designer and manufacturer of high-reliability precision position sensors and motion-control systems.

Balance Sheet Update

During the quarter, Arxis completed a repricing of its term loan facility, reducing borrowing costs while preserving balance sheet flexibility.

The transaction is expected to generate approximately $5 million of annualized cash interest savings and further enhance free cash flow conversion. Following the repricing, Arxis ended the quarter with net leverage(1) of 1.8x, providing substantial capacity to continue executing its acquisition strategy.

(1) Additional detail on non-GAAP financial measures, including reconciliations, is provided in the appendix.

Full-Year 2026 Guidance

Raising Full-Year Guidance
(Dollars in millions)	Current(3)	Prior	Change at Midpoint
Revenue	$1,960 to $1,980	$1,860 to $1,880	+$100
Adjusted EBITDA(2)	$790 to $800	$720 to $730	+$70
Adjusted EBITDA margin(2)	~40.4%	~38.8%	+160 bps

(2)
Arxis has not reconciled its full-year 2026 guidance related to Adjusted EBITDA and Adjusted EBITDA margin to its most directly comparable forward looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.
(3)
Includes Micro-Tronics, MagCanica, and Blue Line acquisitions.

Conference Call and Webcast Information

Arxis will host an investor conference call to discuss its second quarter results at 9:00 a.m. ET on Thursday, July 30, 2026. A live webcast of the call, along with related presentation materials, will be available on the News & Events section of the Company’s website at https://ir.arxis.com. A replay of the webcast will be available for 30 days following the call.

About Arxis

Arxis is a leading designer and manufacturer of proprietary, mission-critical electronic and mechanical components for aerospace and defense, medical technology, and specialized industrial markets. Leveraging significant intellectual property and world-class engineering and operational capabilities, Arxis designs and delivers innovative solutions that address its customers' most complex performance needs. Arxis is a portfolio company of Arcline Investment Management. For more information, visit www.arxis.com.

About Arcline Investment Management

Arcline Investment Management is a private investment firm with over $30 billion in assets under management. Arcline seeks to build the next generation of Industrial Compounders – market-leading, mission-critical industrial platforms designed to consistently compound earnings over decades. For more information, visit www.arcline.com.

Non-GAAP Financial Measures

This press release includes certain “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Free Cash Flow, and Net Leverage. We use these non-GAAP financial measures to evaluate our business operations.

The non-GAAP financial measures presented in this press release are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that presenting these non-GAAP financial measures, in addition to the corresponding U.S. GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall health of our company. We believe that these non-GAAP financial measures provide investors greater transparency to the information used by management for its operational decision-making and allow investors to see our results “through the eyes of management.” We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance. When read in conjunction with our U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as one basis for financial, operational, and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense (benefit), and depreciation and amortization, further adjusted for certain non-cash items that we may record each period, as well as non-recurring items such as transaction costs and other deal related expenses, acquisition and integration costs, restructuring costs, share-based compensation expense, and other income and expense adjustments that are non-recurring, non-operational, or not reflective of core operating performance, when applicable. We define Adjusted EBITDA margin as Adjusted EBITDA divided by Revenue. We believe that Adjusted EBITDA and Adjusted EBITDA margin are important metrics for management and investors as they remove the impact of items that we do not believe are indicative of our core operating results or the overall health of our company and allows for consistent comparison of our operating results over time and relative to our peers.

We define Adjusted Net Income as net income (loss) adjusted to exclude amortization of intangible assets, acquisition and integration costs, restructuring costs, transaction and other deal related expenses, share-based compensation expense, and other items that management does not consider indicative of the Company’s core operating performance, together with the related income tax effects of these adjustments. Adjusted Diluted Earnings Per Share is calculated by dividing Adjusted Net Income attributable to common stockholders by the diluted weighted-average number of common shares outstanding during the applicable period. We believe Adjusted Net Income and Adjusted Diluted Earnings Per Share provide investors with useful supplemental measures for evaluating the Company’s underlying operating performance and comparing results across periods.

We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures. We believe this measure allows management and investors to evaluate the capacity of our operations to generate cash that is available to service debt and make strategic investments and acquisitions.

We define Net Leverage as net debt divided by Adjusted EBITDA for the trailing twelve-month period. Net debt is calculated as total debt, less cash and cash equivalents. We believe this measure allows us to evaluate our capital structure, indebtedness, and ability to service debt.

Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. To compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. The reconciliations to their most directly comparable U.S. GAAP financial measures follow. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business. Unless otherwise noted, tables are presented in U.S. dollars in thousands. Certain columns and rows within tables may not add due to the use of rounded numbers. Percentages presented in this report are calculated from the underlying numbers in thousands.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws that are subject to risks and uncertainties. These statements may include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “guidance”, “will”, “may,” and negatives or derivatives of these or similar expressions.

These forward-looking statements reflect our current expectations, are based on judgments and assumptions, are inherently uncertain and are subject to risks, uncertainties, and other factors, which could cause our actual results, performance, or achievements to differ materially from current expectations. Some of the risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the concentration of our business on the aerospace and defense industries; the unique business risks of supplying products to companies contracting with the U.S. government; the significant competition that we face; our industry’s rapid change; any decline or lower-than-anticipated growth of the markets into which we sell our products and services; cost overruns; the availability and pricing of certain components and raw materials from suppliers; inflation; our products may not operate as intended; our decentralized organizational structure; our indebtedness and the restrictive covenants under the agreements governing our indebtedness; our ability to comply with the extensive governmental regulation to which we are subject; our ability to maintain our government or industry approvals; product liability lawsuits and product recalls; our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights on which our business depends; our ability to realize the anticipated benefits from our recent reorganization; and the significant transaction costs that we have incurred and expect to continue to incur in connection with our recent reorganization and as a public company.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements, and these and other factors are more fully discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. We do not undertake any obligation to update or revise our forward-looking statements except as may be required by law or regulation. This press release also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Contact:

Investor Relations

ir@arxis.com

+1 860-243-7100 (Select 1 for Arxis)

Table 1: Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026		2025
Revenue	$500,728		$400,444	$959,586		$780,523
Cost of revenue	238,127		202,830	462,142		419,998
Gross profit	262,601		197,614	497,444		360,525
Selling, general and administrative expenses	193,633		80,578	281,950		149,204
Amortization of intangible assets	36,284		34,183	72,307		68,263
Operating income	32,684		82,853	143,187		143,058
Interest expense, net	39,427		57,356	83,385		125,616
Other income, net	(5,329)		(3,589)	(7,796)		(4,818)
Net income (loss) before income taxes	(1,414)		29,086	67,598		22,260
Income tax expense	3,495		58,342	19,198		55,840
Net income (loss)	$(4,909)		$(29,256)	$48,400		$(33,580)

Net loss per common share, basic and diluted	$(0.01)		N/A	$(0.01)	(1)	N/A
Weighted-average common shares outstanding, basic and diluted	401,813,695	(2)	N/A	401,813,695	(2)	N/A

(1)
Only represents basic and diluted net loss per share for the three months ended June 30, 2026, which represents the period during which the Company had common stock outstanding.
(2)
Weighted-average common shares outstanding is calculated based on the shares issued in connection with the Reorganization reflected as outstanding starting on April 1, 2026 and the shares issued in the IPO starting on April 16, 2026.

Table 2: Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$494,693	$250,303
Accounts receivable, net	273,366	216,936
Contract assets	81,441	67,780
Inventories	337,700	315,604
Prepaid expenses and other current assets	48,123	57,058
Total current assets	1,235,323	907,681
Property, plant and equipment, net	405,485	397,929
Intangible assets, net	2,448,201	2,429,879
Goodwill	2,799,108	2,745,351
Operating lease right-of-use assets, net	64,951	64,651
Other assets	53,584	50,943
Total assets	$7,006,652	$6,596,434

Liabilities and stockholders' and members' equity
Current liabilities:
Accounts payable	$67,094	$56,467
Contract liabilities, current	23,176	30,027
Operating lease liabilities, current	11,091	10,584
Debt, current	119	26,853
Accrued expenses and other current liabilities	135,502	163,230
Total current liabilities	236,982	287,161
Debt, noncurrent	1,718,018	2,606,459
Contract liabilities, noncurrent	1,270	1,414
Operating lease liabilities, noncurrent	54,142	53,798
Deferred tax liabilities	383,137	384,420
Other long-term liabilities	145,545	139,124
Total liabilities	2,539,094	3,472,376

Class A Common Stock, $0.01 par value, 3,500,000,000 shares authorized; 77,712,735 issued; 76,797,587 outstanding as of June 30, 2026	777	—
Class B Common Stock, $0.01 par value, 3,500,000,000 shares authorized; 340,676,783 issued and outstanding as of June 30, 2026	3,407	—
Class C Common Stock, $0.01 par value, 500,000,000 shares authorized; no shares issued or outstanding as of June 30, 2026	—	—
Convertible Common Stock, $0.01 par value, 1 share authorized; 1 share issued and outstanding as of June 30, 2026	—	—
Preferred stock, $0.01 par value, 500,000,000 shares authorized; no shares issued or outstanding as of June 30, 2026	—	—
Additional paid-in capital	4,512,250	—
Accumulated deficit	(16,112)	—
Accumulated other comprehensive income	1,875	—
Treasury stock, at cost, 915,148 shares	(34,639)	—
Members’ equity	—	3,124,058
Total stockholders’ and members' equity	4,467,558	3,124,058
Total liabilities and stockholders' and members' equity	$7,006,652	$6,596,434

Table 3: Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flow from operating activities:
Net income (loss)	$48,400	$(33,580)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	103,556	98,093
Amortization of deferred financing cost and accretion of paid-in-kind interest	2,576	3,190
Amortization of inventory fair value adjustment	1,437	18,177
Loss (gain) on sale and disposal of assets	(101)	9,958
Share-based compensation expense	102,064	4,536
Interest rate hedges change in fair value	(4,637)	5,770
Deferred income taxes	(1,004)	(2,143)
Loss on extinguishment of debt	11,447	15,535
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(52,034)	(27,301)
Inventories	(17,859)	(32,954)
Prepaid expenses and other current assets	9,096	(5,112)
Accounts payable	11,119	(4,393)
Accrued expenses and other current liabilities	(26,143)	17,732
Contract assets and liabilities	(20,688)	(6,504)
All other assets and liabilities	7,502	7,466
Other operating activities, net	(377)	135
Net cash provided by (used in) operating activities	174,354	68,605
Cash flow from investing activities:
Capital expenditures	(22,290)	(21,395)
Proceeds from sale and disposal of assets, net of cash sold	147	2,187
Acquisition of businesses, net of cash acquired	(185,817)	(152,639)
Net cash provided by (used in) investing activities	(207,960)	(171,847)
Cash flow from financing activities:
Net proceeds from issuance of common stock	1,227,753	—
Payments for taxes related to net share settlement of equity awards	(34,639)	—
Proceeds from issuance of debt	25,000	2,784,000
Repayments of debt	(952,809)	(2,598,348)
Payments of debt financing fees	—	(38,907)
Issuance of related party notes receivable	—	(3,000)
Settlement of related party notes receivable(1)	5,426	1,500
Repayments of related party payables	—	(7,000)
Distributions	(332)	(351,119)
Contributions	11,344	385,000
Other financing activities, net	(2,519)	(845)
Net cash provided by (used in) financing activities	279,224	171,281
Effect of exchange rate changes on cash and cash equivalents	(1,228)	(8,338)
Net increase (decrease) in cash and cash equivalents	244,390	59,701
Cash and cash equivalents, beginning of the period	250,303	110,838
Cash and cash equivalents, end of the period	$494,693	$170,539

Table 4: Reconciliation of Net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin

(Unaudited, in thousands except for percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(4,909)	$(29,256)	$48,400	$(33,580)
Interest expense, net	39,427	57,356	83,385	125,616
Income tax expense (benefit)	3,495	58,342	19,198	55,840
Depreciation and amortization	52,028	49,099	103,556	98,093
Acquisition and integration costs(1)	715	1,214	1,437	19,963
Restructuring costs(2)	—	738	270	2,475
Transaction and other deal related expenses(3)	1,819	4,074	9,044	4,955
Share-based compensation expense(4)	107,111	2,206	109,591	4,536
Other non-recurring adjustments(5)	11,812	9,901	11,812	9,901
Adjusted EBITDA	$211,498	$153,674	$386,693	$287,799
Revenue	$500,728	$400,444	$959,586	$780,523
Adjusted EBITDA Margin	42.2%	38.4%	40.3%	36.9%

(1)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs, rebranding, system implementation costs and employee expenses related to acquisitions. This also includes amortization expenses of inventory step-up recorded in connection with purchase accounting of acquired businesses.
(2)
Represents severance, facility consolidation/closure costs and other charges associated with restructuring programs.
(3)
Represents third-party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.
(4)
Represents the compensation expense under our share-based plans and deferred compensation plans. Includes $7.5 million for employer taxes related to vested RSUs for the three and six months ended June 30, 2026.
(5)
Represents other income and expense adjustments that are non-recurring, non-operational or not reflective of core performance, such as loss on disposal of assets, commercial commitments or legal settlements, income from transition services agreements and non-operational pension impacts. Includes $13.3 million of expense related to the Convertible-Related Tax Receivable Agreement for the three and six months ended June 30, 2026.

Table 5: Reconciliation of Net income (loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share

(Unaudited, in thousands except share and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026		2025
Net income (loss)	$(4,909)		$(29,256)	$48,400		$(33,580)
Amortization of intangible assets	36,284		34,183	72,307		68,263
Acquisition and integration costs	715		1,214	1,437		19,963
Restructuring costs	—		738	270		2,475
Transaction and other deal related expenses	1,819		4,074	9,044		4,955
Share-based compensation expense	107,111		2,206	109,591		4,536
Other non-recurring adjustments	11,812		9,901	11,812		9,901
Tax adjustment(1)	(39,625)		(9,359)	(51,361)		(19,696)
Adjusted Net Income	$113,207		$13,701	$201,500		$56,817
Adjusted Net Income Post-IPO	$113,207		N/A	$113,207	(2)	N/A
Less: undistributed income allocated to participating securities	—		N/A	—	(2)	N/A
Adjusted Net Income attributable to common stockholders	$113,207		N/A	$113,207		N/A
Net loss per common share, basic and diluted	$(0.01)		N/A	$(0.01)	(2)	N/A
Adjusted Net Income per common share, diluted(3)	$0.28		N/A	$0.28	(2)	N/A
Adjusted weighted-average common shares outstanding, diluted(3)	407,505,928	(4)	N/A	407,505,928	(4)	N/A

(1)
The tax adjustment represents the income tax effect of the adjustments at the applicable effective tax rate. Share-based compensation expense is excluded from Adjusted Net Income, and therefore, we have excluded the impact that share-based compensation expense has on the effective tax rate for determining Adjusted Net Income.
(2)
Only represents Adjusted Net Income, undistributed income allocated to participating securities, if any, Adjusted Net Income attributable to common stockholders, net loss per common share, basic and diluted, and Adjusted Net Income per common share, diluted for the three months ended June 30, 2026, which represents the period during which the Company had common stock outstanding.
(3)
Adjusted Net Income per common share is calculated as Adjusted Net Income attributable to common stockholders divided by the adjusted weighted-average number of common shares outstanding, diluted during the period (which represents the weighted average common shares outstanding plus the effect of dilutive common share equivalents based on the most dilutive result of the if-converted and two-class methods).
(4)
Adjusted weighted-average common shares outstanding is calculated based on the shares issued in connection with the Reorganization reflected as outstanding starting on April 1, 2026 and the shares issued in the IPO starting on April 16, 2026.

Table 6: Reconciliation of Net cash provided by operating activities to Free Cash Flow

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$137,885	$47,843	$174,354	$68,605
Less:
Capital expenditures	(10,587)	(12,600)	(22,290)	(21,395)
Free Cash Flow	$127,298	$35,244	$152,064	$47,210

Table 7: Net Leverage Reconciliation

(Unaudited, in thousands except for multiples)

	June 30, 2026	March 31, 2026	December 31, 2025
Total debt	$1,718,137	$2,652,495	$2,633,312
Add: Unamortized deferred financing costs	15,523	27,225	28,159
Less: Cash and cash equivalents	(494,693)	(238,918)	(250,303)
Total net debt	$1,238,967	$2,440,802	$2,411,168
Net income(1)	127,969	103,622	45,989
Adjusted EBITDA(2)	670,198	612,374	571,304
Total debt to net income	13.4x	25.6x	57.3x
Net Leverage	1.8x	4.0x	4.2x

(1)
Represents Net income for the trailing twelve-month period. Net income for the trailing twelve-month period ended June 30, 2026, is calculated as Net income for the year ended December 31, 2025, less Net income (loss) for the six months ended June 30, 2025, plus Net income for the six months ended June 30, 2026.
(2)
Represents Adjusted EBITDA for the trailing twelve-month period. Adjusted EBITDA for the trailing twelve-month period ended June 30, 2026, is calculated as Adjusted EBITDA for the year ended December 31, 2025, less Adjusted EBITDA for the six months ended June 30, 2025, plus Adjusted EBITDA for the six months ended June 30, 2026.